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                                 EXHIBIT (99-7)



       Directors and Officers (Fifth) Excess Liability Binder of Insurance



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[STARR EXCESS LOGO] STARR EXCESS International

                   EXCESS DIRECTORS & OFFICERS INSURANCE AND
                       CORPORATE REIMBURSEMENT INSURANCE

                            RENEWAL BUSINESS BINDER

NAMED CORPORATION          :        Procter & Gamble

POLICY NUMBER              :        6458089

POLICY PERIOD              :        June 30, 200 to June 30, 2003

LIMIT OF LIABILITY         :        US$25,000,000

ATTACHMENT                 :        US$125,000,000

PREMIUM                    :        US$315,000

CURRENCY                   :        U.S. Dollar

COMMISSION                 :        12%

SUBJECT TO:
         1.       Copies of all underlying binders, within 5 days of binding;
         2.       Copies of all underlying policies, as soon as possible;

ADDITIONAL TERMS:
         1.       Discovery Clause - 100% of annual premium for 12 months;
         2.       Prior & Pending Litigation exclusion effective June 30, 2  ;
         3.       Cancellation Clause - per followed policy;
         4. This binder is subject to confirmation that any higher layers attract a higher premium per million than Starr's lower layer.

FOLLOWED POLICY:
                  CODA              $25,000,000
                  XL                $25,000,000
                  Ace               $25,000,000
                  AWAC              $25,000,000
                  CAIL              $25,000,000

Premium to be received no later than June 30, 2001.
The captioned policy will be issued upon receipt of the primary and all un

ACCEPTED BY:      /s/ Adam Kleinman         DATE:
                      Adam Kleinman
                      Vice President